Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
Contact:
Robert M. Thornton, Jr.
Chief Executive Officer
(770) 933-7000

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES FISCAL 2008

THIRD QUARTER RESULTS

ATLANTA, Georgia (May 12, 2008) – SunLink Health Systems, Inc. (AMEX: SSY) today announced earnings from continuing operations for its third fiscal quarter ended March 31, 2008 increased by 52.9% to $936,000, or $0.12 per fully diluted share, compared to earnings from continuing operations of $612,000, or $0.08 per fully diluted share, for the quarter ended March 31, 2007.

Third quarter 2008 net earnings rose by 80.6% to $829,000, or $0.11 per fully diluted share, compared to net earnings of $459,000, or $0.06 per fully diluted share, for the comparable quarter a year ago.

Consolidated net revenues from continuing operations for the quarters ended March 31, 2008 and 2007 were $39,407,000 and $37,490,000, respectively, an increase of 5.1% in the current year’s quarter. The increased net revenues in the current quarter included $1,628,000 from state indigent care programs compared to $406,000 in the quarter ended March 31, 2007. The increased net revenues in the current year’s quarter included $116,000 of positive prior year third-party payor settlements compared to $93,000 of negative prior year third-party payor settlements in the quarter ended March 31, 2007.

The company’s operating profit from continuing operations for the quarter ended March 31, 2008 was $2,171,000, a 38.0% increase over operating profit of $1,573,000 from continuing operations for the quarter ended March 31, 2007. The operating profit for the quarter ended March 31, 2008 improved from the same period last year due to the increased net revenues from state indigent care programs. Other operating expenses for the quarter ended March 31, 2008 also included $286,000 for acquisition-related and strategic alternatives review costs. Hospital Facilities Adjusted EBITDA (a non GAAP measure of liquidity) in the third fiscal quarter increased 31.0% to $4,695,000 from $3,583,000 in the comparable quarter a year ago.

Recent Highlights

•

SunLink achieved significant increases in third quarter and nine-month earnings from continuing operations, net earnings, net revenues from continuing operations and operating profit from continuing operations;

•	Improved operating profit margin to 5.5% this quarter compared to 4.2% in last year’s third quarter;

•	Added eight net physicians during the nine months;

•	Invested approximately $7,000,000 in hospital capital expenditures during the nine months;

•	Completed the acquisition of Carmichael’s Cashway Pharmacy, Inc. on April 23, 2008;

•	Closed its new $47,000,000 credit facility on April 23, 2008;

•	Repaid $18,780,000 of debt outstanding under its prior credit facility on April 23, 2008,

•	Borrowed $40,500,000 under its new credit facility to complete the Carmichael acquisition, and

•	SunLink’s Board of Directors, through its Special Committee, continued its evaluation of strategic alternatives.

Nine-Month Financial Results

For the nine months ended March 31, 2008, SunLink reported earnings from continuing operations of $1,430,000, or $0.18 per fully diluted share, compared to earnings from continuing operations of $617,000, or $0.08 per fully diluted share, for the comparable period a year ago. SunLink reported net earnings of $1,189,000, or $0.15 per fully diluted share, for the nine months ended March 31, 2008 compared to net earnings of $515,000, or $0.07 per fully diluted share, for the comparable period a year ago.

Consolidated net revenues from continuing operations for the nine months ended March 31, 2008 and 2007 were $114,612,000 and $106,049,000, respectively, an increase of 8.1% in the nine months. Net revenues for the nine-month period ended March 31, 2008 included $2,251,000 from state indigent care programs compared to $1,219,000 for the comparable period a year ago. The increased net revenues in the current year’s nine months included $439,000 of positive prior year third-party payor settlements compared to $301,000 of negative prior year third-party payor settlements in the nine months ended March 31, 2007.

The company’s operating profit from continuing operations for the nine months ended March 31, 2008 was $3,726,000 compared to operating profit from continuing operations for the nine months ended March 31, 2007 of $2,259,000.

Robert M. Thornton, Jr., SunLink’s CEO, said, “Our hospital operating focus this fiscal year has been on operations, particularly internal growth and cost control together with improvements to our existing facilities and successfully recruiting and retaining physicians. We have also diversified our investments in the rural healthcare business with the acquisition of Carmichael’s Cashway Pharmacy, a specialty pharmacy company serving southwest Louisiana and east Texas. The Carmichael’s acquisition complements and broadens the scope of our current rural healthcare investments, which include hospitals, nursing homes, home care and physician clinic businesses, to include infusion therapy, specialty and institutional pharmacy and related home care services and products. Our overall objective continues to be to enhance shareholder value by executing our existing business plan, including continuing to focus on efforts for additional improvement in our existing hospital portfolio, pursuing additional acquisitions and integrating the Carmichael’s acquisition, which we expect to be accretive to financial results in fiscal 2009.”

SunLink Health Systems, Inc. currently operates seven community hospitals and related nursing home and home care businesses in the Southeast and Midwest and its specialty pharmacy business in Louisiana. Each SunLink hospital is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care and healthcare products and services in each area it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

The company will conduct a conference call on May 13, 2008 at 11:00 a.m. Eastern time to discuss its quarterly results. To participate in the conference call, please dial 1-866-847-7863. A replay of the call will be available shortly after the call and will continue to be available for 90 days by dialing 1-888-266-2081 and entering passcode 1235595 when prompted.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2007 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.

Adjusted earnings before interest, income taxes, depreciation and amortization

Earnings before interest, income taxes, depreciation and amortization (“EBITDA”) represents the sum of income before interest, income taxes, depreciation and amortization. We understand that certain industry analysts and investors generally consider EBITDA to be one measure of the ability to service debt and satisfy capital requirements and it is presented to assist analysts and investors in analyzing the ability of a company to generate cash, service debt and meet capital requirements. We believe increased EBITDA is an indicator of improved ability to service existing debt and to satisfy capital requirements. EBITDA, however, is not a measure of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as a measure of operating performance or to cash liquidity. Because EBITDA is not a measure determined in accordance with accounting principles generally accepted in the United States of America and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other corporations. Net cash provided by operations for the quarters ended March 31, 2008 and 2007, respectively, is shown below. Hospital Facilities Adjusted EBITDA is the EBITDA for those facilities without any allocation of corporate overhead.

	Three Months Ended March 31,
	2008	2007
Hospital Facilities Adjusted EBITDA	$4,695	$3,583
Corporate overhead costs	(900)	(921)
Acquisition and Strategic Alternative expenses	(286)	—
Taxes and interest expense	(1,234)	(961)
Other non-cash expenses and net changes in operating assets and liabilities	(2,539)	(1,007)

Net cash provided by (used in) operations	$(264)	$694

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SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES

FISCAL 2008 THIRD QUARTER RESULTS

Amounts in 000’s, except per share amounts

CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007
Net Revenues	$39,407	$37,490	$114,612	$106,049
Cost of Patient Service Revenues:
Salaries, wages and benefits	18,943	17,818	54,357	52,911
Provision for bad debts	5,026	5,519	16,871	14,700
Supplies	3,818	4,151	11,343	11,940
Purchased services	2,462	2,268	7,485	6,671
Other operating expenses	4,566	4,411	14,387	12,274
Acquisition and Strategic Alternatives expenses	286	—	321	—
Rents and leases	796	661	2,281	2,075
Depreciation and amortization	1,339	1,089	3,841	3,219

Operating Profit (Loss)	2,171	1,573	3,726	2,259
Interest Expense	(418)	(368)	(1,264)	(1,018)
Interest Income	14	6	47	21

Earnings from Continuing Operations before Income Taxes	1,767	1,211	2,509	1,262
Income Tax Expense	831	599	1,079	645

Earnings from Continuing Operations	936	612	1,430	617
Loss from Discontinued Operations, net of income taxes	(107)	(153)	(241)	(102)

Net Earnings	$829	$459	$1,189	$515

Earnings Per Share from Continuing Operations:
Basic	$0.12	$0.08	$0.19	$0.08

Diluted	$0.12	$0.08	$0.18	$0.08

Loss Per Share from Discontinued Operations:
Basic	$(0.01)	$(0.02)	$(0.03)	$(0.01)

Diluted	$(0.01)	$(0.02)	$(0.03)	$(0.01)

Net Earnings Per Share:
Basic	$0.11	$0.06	$0.16	$0.07

Diluted	$0.11	$0.06	$0.15	$0.07

Weighted Average Common Shares Outstanding:
Basic	7,544	7,403	7,524	7,359

Diluted	7,796	7,790	7,792	7,811

SUMMARY BALANCE SHEETS
	March 31, 2008	June 30, 2007
ASSETS
Cash and Cash Equivalents	$1,576	$814
Other Current Assets	30,102	24,965
Property Plant and Equipment, net	49,967	47,323
Long-term Assets	4,209	4,741

	$85,854	$77,843

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$32,830	$26,655
Long-term Debt, Other Noncurrent Liabilities and Minority Interest	15,371	15,164
Shareholders’ Equity	37,653	36,024

	$85,854	$77,843